Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Jane F. Casey

Vice President

(203) 661-1926, ext. 6619

BLYTH, INC. INCREASES CASH DIVIDEND BY 15%

GREENWICH, CT, USA, September 4, 2003: Blyth, Inc. (NYSE:BTH), a leader in home décor and home fragrance products, today announced that its Board of Directors has declared a semi-annual cash dividend of $0.15 per share of the Company’s common stock for the six months ended July 31, 2003.  This represents an increase of $0.02 per share, or approximately 15%, above the most recent dividend.  The dividend, authorized at the September 4, 2003 Blyth Board of Directors meeting, will be payable to shareholders of record as of October 31, 2003, and will be paid on November 14, 2003.

Robert B. Goergen, Blyth’s Chairman of the Board and CEO, commented, “The higher dividend reflects the Company’s very strong financial position and continued commitment to building shareholder value.  Recent and welcomed changes in federal taxation policy support our position that the payment of dividends is an important part of prudent financial management.  I believe that Blyth’s significant cash flow and prospects for long-term growth will support our objective of increasing the dividend annually in accordance with earnings and cash flow.”

Blyth, Inc., headquartered in Greenwich, CT, USA, is a home décor and home fragrance company that sells its products through multiple channels of distribution throughout North America, Europe and Australia.  Blyth reports its financial results in two segments: the Candles & Home Fragrance segment and the Creative Expressions segment.  Within the Candles & Home Fragrance segment, the Company designs, manufactures and markets an extensive line of candles and home fragrance products, including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and chafing fuel.  Blyth also designs and markets a broad range of related candle accessories.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate’s™, Carolina® and Bloomin’ Essence™ brands, in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  Within its Creative Expressions Segment, Blyth also designs and markets a broad range of home décor, household convenience products and giftware under the CBK®, Miles Kimball® and Exposures® brands, seasonal products under the Seasons of Cannon Falls™ and Impact™ brands, and decorative gift bags under the Jeanmarie® brand.  In Europe, Blyth’s products are also sold under the PartyLite, Colonial, Gies, Ambria, Carolina and Kaemingk brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company’s historic growth rate, the Company’s ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, break-ins, computer viruses and similar events) and other factors described in this press release, in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2003 and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2003.

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